Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

GAS PURCHASE AGREEMENT

THIS GAS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of January, 2006, (the “Effective Date”) by and between TERAX ENERGY, INC., a Nevada corporation (“Seller” or “Terax”) and LOUIS DREYFUS GAS DEVELOPMENT L.P., a Delaware limited partnership (“Buyer” or “LDGD”) (individually, the “Party” and, collectively, the “Parties”).

RECITALS

A.	Seller operates, and is the majority interest owner in, the Lease; and

B.	The Gathering System is located on or near the Lease; and

C.	Buyer operates the Gathering System and will gather Gas from Seller’s Lease and deliver this Gas to the Plant; and

D.	LDGD owns or controls Processing rights at the Plant for a supply of Gas, and LDGD is willing to process and purchase the Gas under the terms and conditions contained in this Agreement; and

E.	Seller is willing to sell the Gas from the Lease to LDGD under this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1	Where used in this Agreement, the following words will have the following meanings:

1.1.1

“Affiliate(s)” means with respect to either Party, any entity controlled, directly or indirectly, by that Party, any entity that controls, directly or indirectly, that Party or any entity directly or indirectly under common control with that Party, and for this definition, “control” of any entity or party means ownership of a majority of the issued shares or voting power of the entity or party or a majority interest in a partnership or control in fact of the entity or party.

1.1.2

“Average Daily Delivered Quantity” means the average daily quantity of Gas delivered by Seller at the Delivery Point, calculated no more frequently than quarterly in each calendar year, and excluding reduced deliveries caused by a Force Majeure event (i.e., the actual Daily Delivered Quantity each day shall be increased on a pro rata basis by the amount of the reduction in deliveries each day, if any, as a result of a Force Majeure event for the purposes of determining compliance with the minimum delivery obligations in Section 3.3 hereof).

1.1.3

“Btu” means British thermal unit and shall be defined as the quantity of heat required to raise the temperature of one pound of pure water one (1) degree Fahrenheit from fifty-nine degrees (59°F) to sixty degrees (60°F), at a constant pressure of 14.73 psia.

1.1.4	“Business Day” means any Day in which the Federal Reserve member banks are open for business.

1.1.5	“Central Prevailing Time” means clock time in the United States central time zone, standard time or daylight savings time, whichever is in effect.

1.1.6	“Daily Contract Quantity” or “DCQ” means the quantity of Gas to be delivered by Seller and purchased by Buyer each Day at the Delivery Point, as nominated by Seller under Section 5.1.

1.1.7

“Day” means the period of twenty-four (24) consecutive hours commencing at nine o’clock (9:00) a.m. Central Prevailing Time on a calendar day and ending at nine o’clock (9:00) a.m. Central Prevailing Time on the next succeeding calendar day.

1.1.8	“Defaulting Party” has the meaning provided in Section 12.2.

1.1.9	“Delivery Point” means the inlet flange of the Gas Metering Equipment at the interconnection between the Gathering System and the Terax-installed facilities.

1.1.10	“Elected I-FERC Volume” shall have the meaning provided in Section 5.1.

1.1.11	“Firm” means that either Party may interrupt its performance under this Agreement without liability only to the extent that the performance is prevented for reasons of Force Majeure.

1.1.12	“Fractionation Fee” has the meaning provided in Section 8.3.

1.1.13	“Fractionator” means the fractionation facility to which Buyer transports the Raw Mix for fractionation.

1.1.14

“Gallon” means one (1) U.S. Standard Liquid Gallon of two hundred thirty-one (231) cubic inches, adjusted to a temperature of sixty degrees Fahrenheit (60ºF) and equilibrium pressure of the Product measured.

1.1.15	“Gas” means any mixture of hydrocarbons and non-combustible gases in a gaseous state consisting primarily of methane.

1.1.16

“Gas Metering Equipment” means Buyer owned and operated Gas meters, samplers, and associated equipment used to determine the amount and composition of Gas delivered by Seller to Buyer at the Delivery Point and the amount of Gas delivered by the Gathering System at the Plant Inlet.

1.1.17	“Gas Proceeds” has the meaning provided in Section 8.2.

1.1.18	“Gathering and Processing Fees” has the meaning provided in Section 8.2.

1.1.19	“Gathering System” means that certain gas gathering system that receives unprocessed gas from various gas producing properties in Eastland, Comanche, Erath, Bosque, and Hill Counties in Texas.

1.1.20	“GDM Volume” has the meaning provided in Section 8.2.

1.1.21	“GDM Price” has the meaning provided in Section 8.2.

1.1.22	“I-FERC Volume” has the meaning provided in Section 8.2.

1.1.23	“I-FERC Price” has the meaning provided in Section 8.2.

1.1.24	“Interrupting Party” has the meaning provided in Section 21.2.

1.1.25	“Interruption GDM Price” has the meaning provided in Section 21.2.2.

1.1.26

“Lease” or “Leases” means the oil and gas leases in Erath County, Texas, each of which is operated by Seller, owned by Seller or controlled by Terax, for the Leases described in Exhibit A. The Parties may amend Exhibit A by mutual consent.

1.1.27

“Market Hub” means any of the liquid markets for natural gas into which Buyer can sell Residue Gas purchased under this Agreement, which may include (not by way of limitation) the Katy Hub, Waha, Carthage, or Houston Ship Channel, as established by Buyer for each Month pursuant to Section 5.1.

1.1.28	“MCF” means one thousand standard cubic feet of Gas.

1.1.29	“MMBtu” means one million (1,000,000) Btu.

1.1.30	“MMCF” means one million cubic feet of Gas.

1.1.31	“Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

1.1.32	“Non-Defaulting Party” has the meaning provided in Section 12.2.

1.1.33

“Normal and Routine Maintenance” means scheduled and non-scheduled maintenance, tests, alterations, modifications, enlargements, and repairs of the Gathering System, the Plant, and any pipeline or other transporter as would normally be done by a prudent operator, and which may or may not require a full or partial shut down of the affected facility, pipeline, or Plant.

1.1.34	“Observing Party” has the meaning provided in Section 11.3.

1.1.35

“Payment Date” means the earlier of (1) ten (10) Days after Buyer receives the allocation from the Plant pursuant to Section 7.1, or (2) the fifth (5th ) Day of the Month after Seller receives the statement from Buyer pursuant to Section 10.1.

1.1.36	“Person” means any natural person, corporation, Limited Liability Company, partnership, joint venture, association, cooperative, or other entity.

1.1.37

“Plant” means any Gas Processing plant and appurtenances thereto, as modified from time to time, which is connected to the Gathering System and which is capable of Processing Gas sold and delivered under this Agreement.

1.1.38	“Plant Fuel” means the MMBtus of Gas or other hydrocarbons used or consumed in the operation of the Processing Plant for fuel, flared Gas, and lost and unaccounted for Gas.

1.1.39	“Plant Inlet” means the point at which Gas enters the Plant.

1.1.40	“Process,” “Processed,” or “Processing” means blending, gas conditioning, or removal of Raw Mix, non-hydrocarbon substances or other impurities from Gas.

1.1.41

“Raw Mix” means all natural gas liquids and non-hydrocarbon substances extracted from the Gas stream entering the Plant and shall include, but not by way of limitation, carbon dioxide, methane, ethane, propane, isobutane, normal butane, and natural gasoline.

1.1.42	“Raw Mix Component(s)” means the individual hydrocarbon constituents of the Raw Mix, including, but not limited to, ethane, propane, isobutane, normal butane, and natural gasoline.

1.1.43	“Raw Mix Component Payment” has the meaning provided in Section 8.3.

1.1.44

“Raw Mix Quantity” means, for each Month, the quantity of Raw Mix delivered at the Raw Mix Delivery Point during the Month and allocated to Gas delivered by Seller during the Month as measured pursuant to Section 7.1.

1.1.45	“Raw Mix Transportation Costs” has the meaning provided in Section 8.3.

1.1.46	“Raw Mix Transporter” means the pipeline on which Buyer transports the Raw Mix from the Raw Mix Delivery Point to the Fractionator.

1.1.47	“Raw Mix Delivery Point” means the point of interconnection between the Plant’s facilities and the Raw Mix Transporter’s facilities.

1.1.48

“Residue Gas” means for each Month the total volume of Gas delivered at the Residue Gas Delivery Point during the Month after Buyer’s Gas (received at the Plant Inlet from the Gathering System) has been Processed in the Plant and allocated to Gas delivered by Seller during the Month pursuant to Section 5.1.

1.1.49	“Residue Gas Delivery Point” means the point of interconnection between the Plant’s facilities and the Residue Gas Transporter’s facilities.

1.1.50	“Residue Gas Payment” has the meaning provided in Section 8.2.

1.1.51	“Residue Gas Transportation Costs” has the meaning provided in Section 8.2.

1.1.52	“Residue Gas Transporter” means the pipeline on which Buyer transports the Residue Gas from the Residue Gas Delivery Point to the Market Hub.

1.1.53

“Standard Cubic Foot of Gas” or “SCF” means the volume of Gas contained in one cubic foot of space at a standard pressure of 14.65 psia and a temperature of sixty (60) degrees Fahrenheit. Whenever the bases of pressure and temperature differ from the above standard, conversion of the volume from these conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws.

1.1.54	“SCFD” means Standard Cubic Feet of Gas per Day.

1.1.55

“Taxes” means any and all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, environmental, and other taxes, governmental charges, duties, licenses, fees, permits and assessments that are not based on or measured by the net income or net worth.

1.2

Any word, phrase, abbreviation or expression that is not defined in this Agreement and that has a generally accepted meaning in the natural gas or natural gas liquids industry will have that meaning in this Agreement.

ARTICLE II
PRELIMINARY OBLIGATIONS OF THE PARTIES; SELLER RESERVATIONS

2.1	Before delivery of Gas commences under this Agreement, Seller shall perform certain acts and complete certain obligations, which are as follows:

2.1.1

Seller shall install on the Lease all of the necessary pipe, fittings, valves, and equipment to transport the Gas from each well (whether now existing or completed in the future) on the Lease to the Delivery Point;

2.1.2

Seller shall install at the Delivery Point all of the necessary equipment to deliver Gas that satisfies the requirements found in Section 4.1 of this Agreement and compress the Gas to a pressure sufficient to effect delivery into the Gathering System at the Delivery Point; and

	2.1.3	Seller shall own, operate, and maintain the items and equipment installed under this Section 2.1.

2.2	Before delivery of Gas commences under this Agreement, Buyer shall perform certain acts and complete certain obligations, which are as follows:

	2.2.1	Buyer or Buyer’s designee shall install Gas Metering Equipment at the Delivery Point; and

	2.2.2	Buyer or Buyer’s designee shall install at and downstream of the Delivery Point all of the necessary pipe, fittings, valves, and equipment to connect the Gathering System to the Delivery Point; and

	2.2.3	Buyer or Buyer’s designee shall install Gas Metering Equipment at the Plant Inlet; and

	2.2.4	Buyer shall install at the Delivery Point all of the necessary equipment to measure the volume and composition of the Gas delivered at the Delivery Point; and

	2.2.5	Buyer shall own, operate, and maintain the items and equipment installed under this Section 2.2.

2.3	Expenses incurred under this Article II shall be allocated as set forth in Section 19.1.

2.4	Seller reserves and excepts from the terms of this Agreement the following:

2.4.1

The right to use, but not to sell to others, sufficient Gas for Seller's requirements in the development and operation of Seller's properties located on the Lease including, but not limited to, use of Gas for drilling, workover operations, gas lift purposes, pressure maintenance, enhanced recovery, and fuel.

2.4.2

The right to pool and unitize the land, leases, and properties covered hereby with other lands, leases, and properties of Seller or others located in the field in which the leases are located. Seller shall also have the right to include in any pool or unit, all of Seller's Gas produced therefrom and said Gas shall be subject to this Agreement; provided, however, the exercise of this right by Seller shall not diminish Buyer's right or increase its obligations with respect to the Gas produced from the leases subject to this Agreement.

2.4.3

The right to operate the lands, leases, and properties subject to this Agreement in a manner as Seller deems advisable, including the right to drill new Wells, to repair or rework old Wells, to renew in whole or in part any of the leases covered by this Agreement, and to abandon any Well or surrender, release or terminate any lease not deemed by Seller capable under normal methods of operation of producing in commercial quantities.

ARTICLE III
TERM

3.1	This Agreement shall become effective as of the Effective Date when authorized representatives of Buyer and Seller have executed this Agreement.

3.2

Unless sooner terminated as provided for under Section 3.3 or pursuant to other provisions of this Agreement, this Agreement shall remain in force for a period of five (5) years from the Effective Date (the “Primary Term”). Following expiration of the Primary Term, this Agreement shall be automatically extended, without any action by either Party, for successive additional terms of one calendar year (an “Extended Term”) unless this Agreement is canceled by either Party by written notice given at least 90 Days before the end of the Primary Term or any Extended Term.

3.3

If the Average Daily Delivered Quantity is less than 300,000 SCFD, Buyer shall send Seller written notice of the shortfall, giving Seller at least 180 Days to cure the deficiency. If, after the 180-Day period expires, the Average Daily Delivered Quantity is still less than 300,000 SCFD, then in addition to the remedies available to Buyer under Section 6.3 of this Agreement, Buyer may terminate this Agreement on 90 Days’ written notice to Seller.

3.4

The rights and obligations of either Party with respect to arbitration, audit and document retention, Section 3.5, Article XII, Section 21.7, confidentiality, the obligations to make payment hereunder, and the obligation of either Party to indemnify the other under this Agreement shall survive the termination of this Agreement.

3.5

Seller expressly agrees that, upon expiration or termination of this Agreement, Buyer or Buyer’s designee may cease taking Gas from Seller’s wells or leases, may disconnect any Gas Metering Equipment at the Delivery Point, and may disconnect all of the pipe, fittings, valves, and equipment connecting the Gathering System to the Delivery Point(s) or any pipeline connected to Seller’s wells or leases. Seller hereby consents in writing for itself and on behalf of any producer or lease interest owner (with written authority provided by such producer or lease interest owner), to this disconnection and cessation of takes for purposes of Railroad Commission of Texas Statewide Rule 73 (16 Tex. Admin. Code Part 1, Ch. 3, Sec. 3.73) or any similar Federal or State Law or Regulation.

ARTICLE IV
QUALITY

4.1

Seller shall deliver to Buyer Gas that is of merchantable quality with no free water, hazardous substances, bacteria, or other objectionable gases, liquids, and/or solids, except as provided below. Seller shall be liable for all costs and/or damages caused by delivery of any or all objectionable substances. The Gas shall (a) be free of oxygen; (b) contain not more than four (4) grains of total sulfur and not more than one-quarter (0.25) grain of hydrogen sulfide per one hundred (100) cubic feet of Gas; (c) contain not more than two percent (2%) by volume of carbon dioxide; (d) not more than two percent (2%) nitrogen; and (e) have a saturated (wet) heating value of not less than one thousand and fifty (1050) Btu per cubic foot. The Gas delivered shall be at temperatures not greater than one hundred twenty degrees (120º) Fahrenheit, nor less than forty degrees (40º) Fahrenheit.

4.2

If Seller’s Gas does not conform to the specifications in Section 4.1 or is not interchangeable with Buyer’s Gas downstream of the Plant, Buyer will have the right to regulate or shut off entirely Seller’s Gas deliveries into the Gathering System until the problem is corrected by Seller and, in that event, Buyer shall not be liable to Seller for any damages or liabilities in connection with Buyer exercising its remedy under this Section 4.2. If Buyer accepts delivery of Gas not conforming to the specifications contained in Section 4.1, Buyer may charge Seller a blending or treating fee, as determined by mutual agreement between Seller and Buyer, in consideration of its willingness to accept Gas that does not conform to these specifications. Buyer’s acceptance of Gas that does not satisfy the specifications in Section 4.1 shall not be deemed a waiver of the right to require future deliveries to conform to those specifications. In the event that Buyer refuses to accept any or all of Seller’s Gas under this Article IV and the parties are unable to reach agreement on a blending or treating fee for the continued receipt of Gas hereunder, then Seller shall have the right to exclude from Exhibit A the Gas wells producing Gas that does not satisfy the specifications listed in Section 4.1, and Seller shall have no further obligations to Buyer under this Agreement with respect to such wells.

ARTICLE V
MONTHLY NOTICES, NOMINATIONS, IMBALANCES

5.1.

At least 3 Business Days before the beginning of each Month, (a) Buyer shall notify Seller of the following for the next Month: (1) the Market Hub; (2) the Residue Gas Transportation Costs; (3) the Raw Mix Transportation Costs; and (4) the Fractionation Fee, and (b) Seller shall notify Buyer of the following: (1) the DCQ; (2) the percentage of Residue Gas (if any) to be taken in-kind by Seller, as described in Section 6.2; (3) the GDM Volume, and (4) volume of Residue Gas Seller elects to price as an I-FERC Volume for that Month (“Elected I-FERC Volume”). Buyer shall send Seller written confirmation of the Monthly elections made under this Section 5.1 using a form substantially similar to Exhibit B, attached to this Agreement. In selecting the Market Hub, Buyer will consider various commercial elements that affect the Gas Proceeds, including but not limited to the availability of transportation capacity to the relevant Market Hub and the transportation costs to deliver the Residue Gas to the various Market Hubs. The selection each Month of a Market Hub is for the sole purpose of calculating the payment to be made to Seller under Section 8.2. Buyer shall not be obligated to sell Residue Gas into that Market Hub.

5.2.

Buyer and Seller shall use commercially reasonable efforts to avoid imposition of penalties by transporters for any reason, including but not limited to imbalances, improper scheduling, failure to schedule, overrun charges, violation of orders or directives issued by the transporter, or any other reason. If during any Month Buyer or Seller receives an invoice from a transporter that includes any penalties, both Parties shall use commercially reasonable efforts to determine the validity, as well as the cause, of the penalties.

5.3.

If the Parties determine that the transporter penalties were imposed because of Seller’s actions or inactions (which include, but are not limited to, Seller’s failure to deliver a quantity of Gas equal to Seller’s nomination), then Seller is solely responsible for and must pay the penalties and defend, indemnify and hold harmless Buyer. To the extent the Parties determine that the penalties were imposed because of Buyer’s actions or inactions (which include, but are not limited to, Buyer’s failure to take a quantity of Gas equal to Buyer’s nomination), then Buyer is solely responsible for and must pay the penalties and defend, indemnify and hold harmless Seller.

ARTICLE VI
OBLIGATIONS TO DELIVER AND RECEIVE GAS; QUANTITY; TITLE

6.1.

Seller will sell and deliver at the Delivery Point, and Buyer will purchase and receive at the Delivery Point, Gas produced from the Leases on a Firm basis, in an amount equal to Daily Contract Quantity. Buyer and Seller may also agree to a Daily Contract Quantity that exceeds the Daily Processing Capacity Commitment to the extent there is both (a) capacity on the Gathering System and (b) the Plant has unused Processing capacity available and Buyer can arrange to use the Plant’s available Processing capacity.

6.2.

When the quantity of Seller-attributable Residue Gas delivered at the Residue Gas Delivery Point is sustained at an average of 2 MMBtu per Day for thirty (30) consecutive Days, and for so long as Seller maintains this minimum average requirement of 2 MMBtu per Day of Seller-attributable Residue Gas delivered at the Residue Gas Delivery Point, then Seller may elect to receive Residue Gas in-kind at the Residue Gas Delivery Point in an amount up to a total of one hundred percent (100%) of the total Residue Gas attributable to Seller. If the conditions precedent in this Section 6.2 are satisfied, then to receive Residue Gas in-kind, Seller shall give notice to Buyer at least 10 Business Days before the beginning of the Month in which Seller is to receive delivery of the in-kind Residue Gas. If Seller fails to maintain the conditions precedent in this Section 6.2 over any thirty (30) consecutive Day period, then Seller shall be required to satisfy the conditions precedent in this Section 6.2 for a new thirty (30) consecutive Day period, starting from the date Seller failed to satisfy these conditions precedent. In its notice under this Section 6.2, Seller shall also designate what percentage of the Seller-attributable Residue Gas delivered at the Residue Gas Delivery Point that Seller will take in-kind. If Seller elects to exercise its delivery option under this

Section 6.2, Buyer shall deliver to Seller in-kind Residue Gas in accordance with Seller’s instructions. Buyer shall retain title to all other Residue Gas, including three percent (3%) of the Residue Gas attributable to Seller. Payment to Seller for Residue Gas shall exclude any volumes taken in-kind by Seller; provided, however, that Buyer shall deduct all applicable fees and costs incurred in connection with the Residue Gas volumes taken in-kind by the Seller.

6.3

Seller warrants that it has good title to the Gas sold and delivered, that Seller has the right to sell the Gas, and that the Gas will be free and clear of all claims, liens, and other encumbrances. Seller will arrange and pay for all necessary transportation services to transport the Gas to the Delivery Point. Title to and possession of Gas transfers from Seller to Buyer at the Delivery Point. Buyer will be responsible for transportation after the Delivery Point, unless otherwise specified under this Agreement.

ARTICLE VII
RAW MIX AND RESIDUE GAS ALLOCATION

7.1

Upon Buyer’s receipt from the Plant of an allocation of Residue Gas and Raw Mix, Buyer shall use the Plant allocation to further allocate Residue Gas and Raw Mix to Seller based on Seller’s relative theoretical production as compared to the total theoretical production being delivered into the Gathering System. Seller acknowledges that Buyer is purchasing Gas via the Gathering System from other Gas sellers. Per industry standards, Buyer shall receive a Residue Gas allocation and a Raw Mix allocation from the Plant, based on the contents of the combined Gas stream Buyer delivers at the Plant Inlet. Starting from the Plant’s allocations of Residue Gas and Raw Mix, Buyer shall further allocate Residue Gas and Raw Mix to Seller based on the total theoretical Raw Mix Component content of the Gas delivered by each seller at its respective Delivery Point during that Month.

ARTICLE VIII
CALCULATION OF MONTHLY PAYMENTS TO SELLER

8.1	For Gas delivered by Seller to Buyer at the Delivery Point each Month, Buyer shall pay Seller the sum of the Residue Gas Payment and the Raw Mix Component Payment, calculated as follows:

8.2	Residue Gas Payment = [***]

	8.2.1	[***]

		8.2.1.1	[***]

		8.2.1.2	[***]

*** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

8.3	Raw Mix Component Payment = [***].

WHERE:

[***]

[***]

[***]

8.4	[***]

8.5	[***]

ARTICLE IX
TAXES

9.1

Seller will pay, or cause to be paid, all royalties, Taxes and other sums due on production, gathering, severance, or handling of the Gas before and at the Delivery Point. Seller will indemnify and save Buyer harmless against all loss, damage and expense of every character on account of adverse claims to the Gas delivered by it, or on account of royalties, Taxes, payments, or other charges thereon applicable before delivery of the Gas to Buyer or for any other Taxes or charges for Seller’s account under this Section.

9.2

If Buyer is required to remit any of Seller’s Taxes, that amount will be deducted from any amounts payable to Seller under this Agreement. If either Party pays Taxes, royalties, or other sums rightfully paid by the other Party under this Agreement, the non-paying Party shall promptly reimburse the paying Party for the amount paid. If the a Party is exempt from any Taxes, that Party shall, upon request, deliver copies of exemption certificates to the other Party within thirty (30) Days of the other Party’s request.

ARTICLE X
BILLING, NETTING, AND PAYMENT

10.1.

Each Month, for Gas received in the preceding Month, upon receipt of the Plant allocation Buyer shall perform applicable Gathering System allocations, after which Buyer shall provide to Seller a statement showing (i) the GDM Volume for each Day of the Month; (ii) GDM Price for each Day of the Month; (iii) the I- FERC Volume (if any); (iv) the I-FERC Price; (v) the volume of Residue Gas delivered in-kind to Seller, based on distribution instructions received from Seller pursuant to Section 6.2; (vi) Residue Gas Transportation Costs; (vii) Gathering and Processing Fees; (viii) Raw Mix Components allocated to Seller’s Gas; (ix) Raw Mix Component Prices; (x) Fractionation Fees; (xi) Raw Mix Transportation Costs; and (xii) adjustments under Section 21.2 (if any). Buyer shall deliver supporting documentation acceptable in industry practice to support the amount charged and the various costs listed in this Section.

*** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

10.2.

Buyer shall remit the amount due under Section 10.1 by wire transfer, in immediately available funds, on or before the Payment Date; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date and, provided further, that payment shall be made no later than the tenth day after Buyer receives the processing plant allocation from the processing plant operator. If payments are owed to Buyer under this Agreement, Buyer shall net amounts owed and otherwise pay Seller on or before the Payment Date and as otherwise provided under Article X of the Agreement. Buyer’s payment under Section 10.2 shall be based on actual Gas delivery data if that data is available to Buyer. If Buyer does not have the actual Gas delivery data to calculate the amount due under Section 10.1, Buyer will remit payment on or before the Payment Date based on the estimated Gas delivery data. If Buyer’s payment to Seller is based on estimated Gas delivery data, as soon as reasonably possible after the Payment Date Buyer will deliver to Seller an updated invoice based on actual Gas delivery data. Any payment adjustment owed by Buyer or Seller, based on the difference between the estimated Gas delivery data and the actual Gas delivery data, shall be included in the following Month’s invoice.

10.3.

If the Party that owes money under this Agreement, in good faith, disputes the amount of any such invoice or any part thereof, that Party will pay the amount it concedes to be correct; provided, however, if the invoiced Party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. If the Parties cannot resolve such dispute, either Party may institute arbitration as provided in Article XVIII of this Agreement.

10.4.

If the Party that owes money under this Agreement fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then- effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5.

The Parties shall net all undisputed amounts due and owing, and/or past due, arising under this Agreement such that the Party owing the greater amount shall make a single payment of the net amount to the other Party in accordance with Article X; provided that the Parties shall not net payments under this Article X against adequate assurance held by the other Party. If the Parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent with this Agreement.

ARTICLE XI
PRESSURE AND MEASUREMENT

11.1.

Seller shall deliver the Gas to the Delivery Point at a pressure sufficient to cause the Gas to enter the Gathering System’s facilities but not to exceed the Gathering System MAOP; provided, however, that Seller will not be obligated to deliver Gas at a pressure in excess of 850 lbs. psig.

11.2.	For measurement of the Gas volumes delivered under this Agreement, the Parties will rely on the measurement information provided by the Gas Metering Equipment at the Delivery Point.

11.3.

The accuracy of any Gas Metering Equipment or other equipment installed under Article II of this Agreement used to measure the volume of Gas delivered under this Agreement or otherwise shall be verified by test, using means and methods generally acceptable in the gas industry in accordance with the latest American Gas Association (AGA) standards, with tests performed at least twice a year or as otherwise mutually agreed to by the Parties, except in the event that the volume of Gas at any Delivery Point exceeds 2 million SCFD average flow rate for a period of thirty (30) consecutive days, then such testing shall be conducted once per calendar quarter. The Party requesting or requiring a test of metering equipment shall give the other Party (“Observing Party”) notice of the time and nature of each test at least twenty-four (24) hours prior to such test to permit convenient arrangement for the Observing Party’s representative to be present. If Observing Party has received at least twenty-four (24) hours notice of a test and is not present at the test, the results of such test shall be accepted by Observing Party without objection. If any of the measuring equipment is found to be registering inaccurately, said inaccuracies, if greater than 1%, shall be promptly corrected. All tests of such measuring equipment shall be made at the requesting Party’s expense.

11.4.

Upon request, Seller shall have access to the Gas Metering Equipment at all reasonable times, but calibration thereof shall be done only by Buyer. Buyer shall keep said metering equipment accurate in repair and shall test the orifice meter in service as provided in Paragraph 11.2 herein or upon request of Seller. If the results of a test requested by Seller are within one percent by volume high or low of the most recent previous test, such test shall be paid for by Seller; otherwise, such test shall be paid for by Buyer.

11.5.

The meter found on test to register not more than one percent by volume high or low shall be deemed to be correct as to past measurements but shall be corrected to record accurately. In the event the meter upon test proves to be more than one percent by volume high or low, adjustment shall be made for the Gas delivered during the period such meter was registering inaccurately, which period shall not exceed half of the time since the last test or forty-five (45) days, whichever is shorter. Seller or Seller’s nominee shall be entitled to install and operate at its own expense near the Delivery Point(s) such meter of standard type as shall enable Seller to check the volume of Gas delivered. If Seller exercises this right of installing and operating a check meter, then in the event of failure of Buyer’s Gas Metering Equipment to register accurately at any time, the registration of Seller’s check meter, if accurately indicating within the tolerances provided above, shall be used to determine the volume of Gas delivered to Buyer until such time as Buyer’s Gas Metering Equipment is adjusted, repaired, or replaced. If Seller’s meter is used for the purpose of determining the quantity and/or quality of Gas delivered to Buyer, Seller’s meter shall be tested at such time and upon the request of Buyer as hereinabove provided in the case of Buyer’s Gas Metering Equipment. If Buyer’s Gas Metering Equipment is out of repair or is being tested, or in the event that Buyer’s Gas Metering Equipment becomes inoperative and manifestly in error and Seller has not installed a check meter as herein provided, or if such check meter has been installed and fails to record accurately, then the volume of Gas delivered during the period Buyer’s Gas Metering Equipment was inoperative shall be determined upon the basis of the best data available, using one of the following methods:

	11.5.1	By correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation.

	11.5.2	By determining the volume delivered by reference to deliveries during the proceeding period under similar conditions when the meter was registering accurately.

11.6.	The quantity of Gas sold and purchased hereunder shall be determined as follows:

	11.6.1	The unit volume for the purpose of measurement shall be a Standard Cubic Foot of Gas.

11.6.2
The average absolute atmospheric (barometric) pressure shall be assumed to be 14.7 pounds per square inch irrespective of actual elevation or location of a Delivery Point above sea level or variations in actual barometric pressure from time to time.

11.6.3
An assumed flowing temperature of sixty degrees Fahrenheit (60°F), or, at Buyer’s option, the arithmetic average determined to the nearest one degree Fahrenheit of the temperatures recorded each day, or a fraction of such day if Gas is not delivered continuously during such day, shall be used in calculating the Gas volume. If for any reason Buyer’s recording thermometer is out of service, Seller’s recording thermometer, if one is installed and operative, shall be used in the calculation of the Gas volume.

11.6.4
The specific gravity of the Gas shall be determined by Buyer using a gravitometer, chromatographic analysis (per GPA Standard 2261) or any other mutually agreeable equipment at least once each twelve-month period, or more often at Buyer’s option. The result of such determination shall be used in the computation of orifice meter measurements beginning the applicable Month of flow and continuing thereafter until the Month following of the next determination. The orifice coefficient shall be corrected for each 0.001 variation from one specific gravity.

11.6.5

The deviation of the Gas from Boyle’s law shall be computed from supercompressibility factors for gas as stated in the latest publication of ANSI/API 2530-AGA Report No. 3 and any supplements thereto and modifications thereof as mutually agreed to by the parties.

11.6.6

In determining the volume of Gas delivered through the orifice meter during a daily period, a mechanical orifice chart integrator shall be used in reading the meter charts. The sum of the extensions obtained from the reading or integration of the meter chart shall be multiplied by the orifice coefficients and other applicable factors to obtain the Gas volume for that chart. If Buyer elects to install electronic flow measurement, rather than use a mechanical orifice chart integrator, the flow computer shall be programmed with the applicable factors and shall be used in determining the volume of Gas delivered through the orifice meter on a real time basis. The flow computer shall be of standard manufacture as agreed to by both parties.

11.6.7

Samples of Seller’s Gas will be obtained at least quarterly, or more often at Buyer’s option, and tested by chromatography or by such other methods as the parties may agree upon to determine the BTU and natural gas liquids content of Seller’s Gas. The sampling and analysis shall be performed per GPA Standards 2166 and 2261 respectively. Seller’s Gas, for the purposes of testing, will be assumed saturated with water vapor at the Delivery Point(s) but will be corrected, for the purposes of payment, to reflect the actual water vapor content of the Gas.

11.7.

Seller and Buyer shall have the right to have representatives present at all times of any installing, reading, cleaning, changing, repairing, inspecting, calibration, or adjusting done in connection with the other’s metering equipment or for sampling or testing of Gas. Seller and Buyer shall each give the other reasonable notice prior to the time of all tests so that the other may conveniently have its representatives present. Measurement and testing records shall remain the property of their owner, but upon request, each party shall submit to the other its records and charts, together with calculations therefrom, for inspection and verification, subject to return within thirty (30) days after receipt thereof. Each party shall preserve for the use of both parties for a period of two years, all test data, charts, and other similar records pertaining to the sale and purchase of Gas.

ARTICLE XII
DEFAULT

12.1

An Event of Default shall be deemed to occur when (a) either Party fails to make payment when due under this Agreement which is not cured within two Business Days of receiving Notice from the other Party provided that the two-Business-Day curative period shall be tolled with respect to any amount which is disputed in good faith; (b) either Party fails to perform or repudiates any material obligation to the other Party under this Agreement or breaches any representation, covenant or warranty in any material respect under this Agreement that, if capable of being cured, is not cured to the satisfaction of the other Party in its sole discretion, within thirty (30) Business Days from Notice to that Party that corrective action is needed provided that the thirty-Business-Day curative period shall be tolled with respect to any claim of default under this clause “(b)” which is being disputed in good faith; (c) either Party is dissolved, becomes insolvent, is unable to pay its debts, makes a general assignment for the benefit of creditors, institutes or has instituted against it a bankruptcy proceeding, has a resolution passed for winding up or liquidation other than pursuant to a consolidation, amalgamation or merger, seeks or becomes subject to the appointment of a trustee or similar official, has a secured party take possession of substantially all of its assets or takes any other action or is subject to any other action similar to the foregoing.

12.2

Upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”) the other Party (the “Non-Defaulting Party”) may, in its sole discretion and upon one Business Day’s written Notice to the Defaulting Party, immediately (i) suspend its performance under this Agreement and withhold any payment due the Defaulting Party under this Agreement, (ii) terminate and liquidate this Agreement, and (iii) calculate the termination amount owed by one Party to the other by determining the gains and losses under this Agreement as of the termination date and aggregating those amounts, together with any unpaid amounts, breakage costs and interest owed under this Agreement, to arrive at a net amount owed by one Party to the other; provided that the right to exercise the remedies under clauses “(ii)” and “(iii)” preceding shall be tolled during any period in which the existence of an Event of Default is being disputed in good faith; and provided further that, during the period of any suspension under clause “(i)” preceding, the Seller may sell Gas to others, and the Buyer may buy Gas from others, without, in either case, such action being deemed a default hereunder or an admission against interest. The Non-Defaulting Party shall provide the Defaulting Party with a statement showing in reasonable detail the calculation of the termination amount. The Party owing the termination amount shall pay that amount to the other Party within 10 Days of Non- Defaulting Party’s delivery of the statement calculating the termination amount.

12.3

The Non-Defaulting Party’s rights under this Article XII shall be in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of the Non-Defaulting Party to exercise any right or remedy shall waive that right or remedy, and the Non- Defaulting Party shall be entitled to exercise that right or remedy at any time after an Event of Default has occurred. The Defaulting Party shall reimburse the Non-Defaulting Party for its costs and expenses, including reasonable attorneys’ fees, incurred in connection with the enforcement of, or collecting any amounts payable to it under, this Agreement.

12.4

The Parties agree that each Party to this Agreement is a Forward Contract Merchant and that this Agreement and the transactions under this Agreement are Forward Contracts. The Parties further agree that each will have all benefits and rights of a Forward Contract Merchant under the United States Bankruptcy Code in connection with the transactions under this Agreement.

ARTICLE XIII
FORCE MAJEURE

13.1.

To the extent a Force Majeure event renders a Party unable to carry out in whole or in part its obligations under this Agreement, and the Party declaring Force Majeure (the “Affected Party”) gives notice to the other Party (the “Other Party”) and to the Gathering System as soon as reasonably practicable after the Force Majeure event occurs, then (i) except for the obligation to make payments due for periods before the Force Majeure event, and (ii) except that during a Force Majeure interruption, the Affected Party is responsible for any imbalance charges related to such interruption until the applicable Transporter is notified and has confirmed the change in deliveries or receipt, neither Party is liable for any failure to perform the terms of this Agreement, provided such interruption shall be remedied with reasonable dispatch if it is commercially reasonable to do so. The obligations of the Parties affected by the Force Majeure will be suspended from the commencement of the Force Majeure event until the Affected Party remedies the Force Majeure event and the Affected Party is able to resume performance. The Force Majeure will be remedied as soon as reasonably possible if it is commercially reasonable to do so. The Affected Party must give notice as soon as possible after the Force Majeure event is remedied, stating that the event has been remedied and that the Affected Party has resumed or is then in a position to resume the performance of its obligations if it is commercially reasonable to do so. If the Affected Party fails to remedy the Force Majeure event with reasonable dispatch during the thirty (30) day period following the declaration notice of such event, then for as long as the Force Majeure event is continuing, the Other Party shall have the right, with five (5) days prior written notice, to take the following actions: (1) if Buyer is the Affected Party, Seller may negotiate with third parties to purchase Seller’s Gas from the Lease(s) and sell Gas to such third parties, and Buyer agrees to continue purchase Gas under the terms of this Agreement until the new purchaser’s pipeline connection for Seller’s Gas is established; and (2) if Seller is the Affected Party, Buyer may negotiate to purchase alternate Gas supplies from third parties for delivery into the Gathering System. When the Affected Party gives notice that it can resume performance of its obligations under this Agreement, if the Other Party has executed agreements in place with third parties that affect Gas deliveries previously covered by this Agreement, then the obligations under this Agreement shall be secondary to those agreements executed by the Other Party during the Force Majeure Event.

13.2.

The term “Force Majeure” as employed in this Agreement shall mean acts of God, acts of the public enemy, wars, blockades, insurrections, strikes or differences with workmen, riots, disorders, epidemics, landslides, mudslides, lightning, earthquakes, hurricanes, threats of hurricanes, fires, winds, storms, floods, washouts, arrests and restraints, civil disturbances, sabotage, terrorism, explosions, breakage or accident to machinery, wells, or lines of pipe, freezing of wells, lines of pipe or machinery, requisitions, directives, diversions, embargoes, priorities, expropriations of government or governmental authorities, legal or de facto, whether purporting to act under some constitution, decree, law or otherwise, failure of the Plant, delivery, or residue pipeline or tailgate carriers to gather, process, or transport or furnish facilities for gathering, processing, or transportation from the Delivery Point, the Residue Gas Delivery Point, or the Raw Mix Delivery Point, rules and regulations with regard to transportation by common carriers, failures, disruptions, or breakdowns of machinery or of facilities of production, manufacture, transportation, distribution and consumption, and without limitation by enumeration, any other cause or causes, whether of the kind enumerated or otherwise, not reasonably within the control of the Party claiming suspension. Normal and Routine Maintenance is not Force Majeure.

13.3.

The settlement of strikes or lockouts or industrial disputes or disturbances is entirely within the discretion of the Party declaring Force Majeure, and that Party will not be required to settle the strikes, lockouts, or industrial disputes or disturbances by acceding to the demands of any opposing party when such course is inadvisable in the discretion of the Party declaring the Force Majeure.

ARTICLE XIV
INDEMNIFICATION

14.1

In addition to the indemnities provided under Article IX, Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all Persons, arising from or out of claims of title, personal injury or property damage from the Gas or other charges thereon which attach before title passes to Buyer. In addition to the indemnities provided under Article IX, Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all Persons, arising from or out of claims regarding payment, personal injury or property damage from the Gas or other charges thereon which attach after title passes to Buyer.

14.2

Seller shall account to and pay to its lessors and royalty owners their share of proceeds, if any, derived from this Agreement. LDGD assumes no liability of any kind for the payments to Seller’s lessors or royalty owners due from the proceeds derived from this Agreement or the separation of condensate hereunder. After receiving distribution instructions from Seller, LDGD shall deliver in kind portions of Residue Gas to Seller, and Seller shall defend, indemnify, and hold LDGD harmless against any and all claims, demands, causes of action of any kind, together with all loss, damage and expense (including court costs and attorneys’ fees) arising out of the payments made or to be made by Seller to the lessors and/or royalty owners.

ARTICLE XV
CREDIT

15.1

During the term of this Agreement, if either Party (“Requesting Party”) has reasonable grounds to believe that the creditworthiness or performance of the other Party (“Non-Requesting Party”) has become unsatisfactory, then the Requesting Party will send the Non-Requesting Party Notice requesting adequate assurances from the Non-Requesting Party in an amount determined by the Requesting Party in a commercially reasonable manner (“Request for Assurance”). Adequate assurance includes, without limitation, the following: (i) an irrevocable letter of credit in form and substance acceptable to the Requesting Party, (ii) a corporate guaranty provided by a creditworthy Person acceptable to the Requesting Party, or (iii) cash or prepayment in immediately available U.S. dollars. Upon receipt of the Request for Assurance, the Non-Requesting Party will have until the close of business on the second Day after receiving the Request for Assurance, but in no event less than 1 Business Day to deliver the adequate assurance to the Requesting Party. If the Non-Requesting Party fails to deliver the adequate assurance within the time permitted under this Article XV, then the Requesting Party may, at its sole option, effective as of the date specified by Requesting Party in its subsequent Notice, suspend delivery or receipt of Gas. If the Non-Requesting Party satisfies the Requesting Party’s Request for Assurance and does so within the time frame written above, the Requesting Party will continue its performance under this Agreement without interruption. If the Requesting Party suspends its performance as allowed under this Article XV and Non- Requesting Party later delivers adequate assurance, Requesting Party shall resume performance under this

Agreement not more than two Days after receiving the adequate assurance. The Requesting Party also is entitled to pursue any other remedy provided under this Agreement or available at law or in equity.

ARTICLE XVI
NOTICES, AUDIT RIGHTS, AND CONFIDENTIALITY

16.1	All invoices, payments and other communications made under this Agreement (“Notices”) shall be made to the addresses specified in writing by the respective Parties from time to time.

16.2

All Notices required under this Agreement may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail postage prepaid, or hand delivery.

16.3

Notice is effective when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed received when the sending Party’s receives a confirmation from its facsimile machine indicating the transmission was successfully completed. If the Day on which the facsimile is received is not a Business Day, or the facsimile is received after five p.m. (local time for receiving Party) on a Business Day, then the facsimile shall be deemed received on the next following Business Day. Notice by overnight mail or courier shall be deemed received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice via first class mail shall be considered delivered five Business Days after mailing.

16.4	Unless changed by either Party by providing written Notice, each Party’s Notice and other information is as follows:

Administrative and Operational Notices:

Louis Dreyfus Gas Development L.P.	Terax Energy, Inc.
13430 Northwest Freeway, Suite 1200	13355 Noel Road, Suite 1370
Houston, Texas 77040	Dallas, Texas 75240
Attention: Greg Bowles	Attention: Richard Binz
Facsimile: 281-378-1152	Facsimile: 972-503-0901

With a copy of any legal notices sent to:

Louis Dreyfus Gas Development L.P.
20 Westport Road
Wilton, Connecticut 06897
Attention: Legal Department
Facsimile: 203-761-8321

Invoices and Payments:

Louis Dreyfus Gas Development L.P.	Terax Energy, Inc.
20 Westport Road	13355 Noel Road, Suite 1370
Wilton, Connecticut 06897	Dallas, Texas 75240
Attention: Operations Department	Attention: Revenue Accounting
Facsimile: 203-761-8478	Facsimile: 972-503-0901

Wire Transfer Instructions:

Louis Dreyfus Gas Development L.P.	Terax Energy, Inc.
Bank: HSBC Bank USA	Bank: Bank of America
ABA: 021-001-088	ABA: 026009593
Acct: 000-144-967	Acct: 004784900891

16.5

LDGD and Seller shall each preserve all records applicable to this Agreement, including tests and measurement data and charts, for a period of two years after the Month of Gas delivery, or such longer periods as shall be required under law or regulation. Each Party shall have the right at mutually agreeable business hours to examine books, records and charts to the extent necessary to verify the accuracy of any allocation or measurement of Gas, statement, charge, or computation made under this Agreement.

16.5.1

Each Party recognizes and acknowledges the other Party’s proprietary interest in this Agreement and both Parties agree not to divulge any findings resulting from and audit of this Agreement to any Person, firm, corporation or other entity, other than a Party’s officers, directors, affiliates, agents, attorneys, consultants and any Persons identified by a Party in connection with an audit except for disclosures necessary to enforce the terms of this Agreement. Each Party shall (i) enforce the confidentiality of the audit and this Agreement, (ii) take action as necessary to prevent any disclosure not authorized under this Agreement, and (iii) subject to Section 20.1, indemnify the other Party for any breach of confidentiality.

	16.5.2	Any audit or examination under this Agreement shall be performed by the Parties’ employees; provided, however, either Party may use third party agents or third party consultants to conduct the audit or examination.

16.6
LDGD, Seller, and their respective employees, agents, officers, directors, affiliates and attorneys agree to keep the terms and provisions of this Agreement confidential. Nonetheless, either Party may disclose the terms of this Agreement, without prior permission of the other Party, to the following Persons in the following circumstances: (a) royalty owners for reasons indicated in the applicable lease agreement; (b) potential or existing sources of funding requiring such disclosure; (c) regulatory bodies, including taxing authorities with jurisdiction over part or all of the subject matter of this Agreement, and to the other Persons to whom disclosure is required by such regulatory bodies; (d) courts or other tribunals having jurisdiction and requiring such disclosure, and to the other Persons to whom disclosure is required by such courts or other tribunals; (e) independent certified public accountants for purposes of obtaining a financial audit; and (f) as required by subpoena or other legal discovery processes.

16.7
Before making disclosure to any Person listed above, the Party shall obtain that Person’s agreement to be bound by the same burdens of confidentiality to the extent the Parties can make such a legal requirement on the third party. If the third party cannot legally agree to be bound by the confidentiality obligations in this Agreement, then the Party disclosing information under this Agreement shall provide the other Party with prior Notice of such disclosure.

ARTICLE XVII
REGULATORY

17.1

The sale and delivery of Gas by Seller and the purchase and receipt of Gas by Buyer, including the production and transportation of Gas, are subject to all valid legislation and to all valid present and future orders, rules and regulations of duly constituted authorities having jurisdiction. Seller will be responsible for obtaining and maintaining all regulatory authorizations and permits required for its performance obligations hereunder and Buyer will be responsible for obtaining and maintaining all regulatory authorizations and permits required for its performance hereunder.

17.2

If there is a change in law, administrative regulation, or any fees or costs imposed by any regulatory agency or governmental authority and such change causes Seller or Buyer to incur any additional capital, operating or other costs associated with providing the services contemplated in this Agreement, in order to maintain the same level and quantity of delivery of Gas, the Parties shall meet as soon as practicable to attempt to renegotiate the Agreement to comply with such change. Provided that, in the event such a change in law renders performance under this Agreement illegal, the Parties shall meet as soon as practicable to attempt to renegotiate the Agreement to comply with such change. If the Parties are unable to amend the Agreement, the Parties’ obligations hereunder shall terminate upon the earlier of the date the change in law becomes effective or on the date Buyer commences service with an alternate supplier of Gas.

ARTICLE XVIII
DISPUTE RESOLUTION

18.1

Any dispute or claim arising out of or relating to this Contract, or a breach thereof (“Dispute”), shall be decided by final and binding arbitration in Houston before three arbitrators. The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with the United States Arbitration Act (“Act”) and the AAA’s Commercial Arbitration Rules (“Rules”). If there is a conflict between the provisions of this Article XVIII and the provisions of the Act or the Rules, the provisions of this Article XVIII shall prevail. If there is a conflict between the Act and the Rules, the provisions of the Act shall prevail. Either Party may notify the other that the Dispute is to be resolved pursuant to this Article XVIII, and in that notice name one arbitrator selected by it. Within 15 days of receiving this notice, the other Party shall select an arbitrator and notify the Party which initiated the arbitration of the name of its arbitrator. Within 15 days after notice is given of the appointment of the second arbitrator, the two arbitrators selected shall select a third arbitrator. If either Party fails to appoint an arbitrator or the Party-appointed arbitrators fail to appoint the third arbitrator within the prescribed 15 day periods then, on reasonable notice to the other Party, either Party may ask the AAA to appoint the arbitrators within 15 days of making the request, with due regard for the selection criteria in this Article XVIII. The arbitrators selected to act under this Article XVIII shall be qualified by education, experience or training to render a decision upon the issues of the Dispute.

18.2

The arbitrators promptly shall hear and determine (after giving the parties due notice of hearing and reasonable opportunity to be heard) the issues submitted to them and shall render their decision within 60 days after they have notified the parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the AAA’s transmittal of the Parties’ final statements and proofs to the arbitrators. Pending the final decision of the arbitrators, both Parties shall proceed diligently with performance of all obligations under this Contract, including the payment of all sums not in dispute. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of enforcing the provisions of this Article XVIII or obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including without limitation attachment and injunctive relief. The commencement of any such action shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

18.3

The arbitrators shall render their decision and the reasons therefor in writing. The decision of a majority of the arbitrators shall be final and binding upon the Parties without appeal to the courts. Judgment may be rendered upon such decision in a court of competent jurisdiction. The arbitrators are not empowered to render any award other than monetary damages or to award damages inconsistent with the provisions of this Agreement or in excess of compensatory damages, and each Party waives its right, if any, to recover any damages in excess of those provided for under this Agreement. Each Party shall bear the costs and expenses of its own arbitrator, attorneys and witnesses, and the Parties shall share equally the costs of the third arbitrator and any hearing expenses. In determining any matter submitted to arbitration, the arbitrators shall apply the governing law of this Agreement.

ARTICLE XIX
EXPANSION TO COVER ADDITIONAL LEASES

19.1

Buyer shall pay to connect the Gathering System to the first two Lease Common Points designated by Seller, after which Seller shall reimburse Buyer the actual cost for the construction of connections between the Gathering System and any additional Lease Common Points. For the purposes of calculating the Average Daily Delivered Quantity, Buyer shall combine the Gas volumes delivered at each Lease Common Point.

19.2	Seller shall deliver Gas under this Agreement only from the Seller Leases listed on Exhibit A. The Parties may amend Exhibit A by mutual consent.

ARTICLE XX
ASSIGNMENT

20.1

Except to Affiliates of Buyer, neither Party may assign its interest in this Agreement in whole or in part without prior written consent of the other Party, which consent may not be unreasonably withheld.

20.2	The terms and conditions contained in this Agreement are binding on each of the Parties and their respective successors and permitted assigns.

ARTICLE XXI
MISCELLANEOUS PROVISIONS

21.1.

THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE LEGAL RELATIONS OF THE PARTIES TO IT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

21.2.

Either Party (the “Interrupting Party”) may interrupt its performance under this Agreement at any time for any reason. In the event of a breach of an obligation to deliver or receive I-FERC Volumes, the Parties agree that the following provisions shall apply:

	21.2.1.	The Interrupting Party shall be responsible for any imbalance charges or other expenses provided under Section 5.2.

21.2.2.

When Seller is the Interrupting Party, Seller shall pay Buyer an amount equal to the difference between the Elected I-FERC Volume and the actual quantity of Residue Gas allocated to Seller and tendered for delivery to Buyer for that Day after deduction of any in-kind volumes delivered to Seller, multiplied by the positive difference, if any, obtained by subtracting the I-FERC Price from the GDM Price published two Days later than the Day on which the interruption under this Section occurred (the “Interruption GDM Price”).

21.2.3.

When Buyer is the Interrupting Party, Buyer shall pay Seller an amount equal to the difference between the Elected I-FERC Volume and the actual quantity of Residue Gas allocated to Seller and tendered for delivery to Buyer for that Day after deduction of any in-kind volumes delivered to Seller, multiplied by the positive difference, if any, obtained by subtracting the Interruption GDM Price from the I-FERC Price. When Buyer interrupts its performance under this Section 21.2 for any reason, the Gas volumes which Buyer fails to take shall be included in the Average Daily Delivery Quantity.

	21.2.4.	Notwithstanding the foregoing, this Section 21.2 shall not apply to performance interruptions caused by Force Majeure events.

21.3.	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and such counterparts together shall constitute one instrument.

21.4.

The terms of this Agreement express and constitute the entire agreement between Seller and Buyer with respect to the matters addressed in this Agreement. No statement or assignment, oral or written, made prior to or at the signing modifies the written terms of this Agreement, and neither Party may claim any modification or amendment of any provision of this Agreement by mutual agreement unless the modification or amendment is in writing, signed by both Parties, and specifically states that it is an amendment to this Agreement.

21.5.

Should any Section, paragraph, subparagraph, or other portion of this Agreement be found invalid or be required to be modified, as a matter of law in a fully authorized court or by a duly authorized government agency, then only that portion of this Agreement shall be invalid or modified. The remainder of this

Agreement, which is still valid and unaffected, shall remain in force. If the absence of the part that is held to be invalid, illegal, or unenforceable, or modification of the part for which modification is required, substantially deprives either Party of the economic benefit of this Agreement, the Parties shall negotiate reasonable and valid provisions to restore the relative economic benefit to the Parties. If the Parties cannot agree on how to modify this Agreement to restore the relative economic benefit to the Parties, either Party may terminate this Agreement by giving the other party notice of termination not later than sixty (60) Days after the date such order, rule, or regulation so affecting this Agreement is effective.

21.6.

No Party will be deemed to have waived any right, power or privilege under this Agreement unless the waiver is in writing and duly executed by it. No failure or delay in exercising any right under this Agreement will be deemed a waiver by any Party. No exercise or partial exercise of any right, power or privilege precludes any other or further exercise thereof or of any other right, power or privilege.

21.7.
FOR BREACH OF ANY PROVISION OF THIS AGREEMENT FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, THAT EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED AS SET FORTH IN THAT PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED IN THIS AGREEMENT, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. THE DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER OR LDGD, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS IN THIS SECTION IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

21.8.

Each Party agrees that it will maintain in strict confidence the pricing terms set forth in this Agreement, and that it will not cause or permit the disclosure of such pricing terms to any third party (except for consultants, agents and other professional advisors who agree to keep the pricing terms confidential) without the express written consent of the other Party. However, disclosure is permitted to the extent the information has already become public through no act or omission on the part of either Party, or a Party is required to disclose by an order or regulation of a court or agency having jurisdiction over the subject matter. If either Party becomes aware of a judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it will notify the other Party in writing immediately. These confidentiality obligations terminate 1 year after termination of this Agreement. Neither Party is permitted to use the other Party’s name in any customer/supplier list or promotional material.

21.9.	On the Effective Date and during any deliveries scheduled under this Agreement, each Party represents and warrants to the other Party that:

	21.9.1.	it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

21.9.2.

the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, order or the like applicable to it;

	21.9.3.	this Agreement and each document executed and delivered in accordance with this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms;

21.9.4.

it is not bankrupt or otherwise insolvent and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming bankrupt;

21.9.5.

there is not pending or, to its knowledge, threatened against it or any of its Affiliates any legal proceedings that could materially adversely affect its ability to perform its obligations under this Agreement; and

21.9.6.

it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement.

21.10.

If either Party takes any action which would subject the other Party, as a result of this Agreement, to regulation by the Federal Energy Regulatory Commission (FERC) or any successor agency under the Natural Gas Act or any other similar statute, the Party being subjected to jurisdiction may exercise its rights under this Section to terminate this Agreement with thirty (30) Days’ written notice to the other Party. The Party whose actions subjected the other Party to this jurisdiction shall not have a right to terminate this Agreement under this Section. If a Party intends to take an action which it believes will subject the other Party to this jurisdiction because of this Agreement, that Party shall inform the other Party of the proposed action, and on thirty (30) Day’s prior written notice the potentially impacted Party shall have the right to terminate this Agreement before the other Party takes the described action. If, because of the actions of either Party, the FERC asserts jurisdiction over the a Party to this Agreement, the Party whose actions resulted in the assertion of jurisdiction shall cease such activity or the other Party shall be allowed to terminate this Agreement upon thirty (30) Days’ written notice. If the FERC asserts jurisdiction because of this Agreement, the Parties agree to negotiate in good faith to amend this Agreement to avoid the ability of the FERC to assert jurisdiction. If within thirty (30) Days the Parties cannot agree about how to restructure this Agreement to avoid FERC asserting jurisdiction, either Party shall be allowed to terminate this Agreement with 30 Days’ written notice.

21.11.

LIMITATION OF LIABILITY. No present or future owner, director, officer, employee, advisor, affiliate, partner, manager, member, attorney or agent of or in either Seller or Purchaser or any affiliate of either Seller or Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and Buyer and their respective affiliates, successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Buyer or Seller, as the case may be, for the payment of any claim or for any performance, and Buyer and Seller hereby waive any and all such personal liability. The limitations of liability contained in this Section shall survive the termination of this Agreement and are in addition to, and not in limitation of, any limitation on liability applicable to Seller or Buyer provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

LOUIS DREYFUS GAS DEVELOPMENT L.P.	TERAX ENERGY, INC.
By: LOUIS DREYFUS RESOURCES LLC,
Its General Partner

By:____/s/ Michael G. Dowling______________	By: /s/ Lawrence J. Finn________________

Name: Michael G. Dowling	Name: _Lawrence J. Finn___________________

Title: Vice President	Title: Chief Executive Officer________________

EXHIBIT A
TO GAS PURCHASE AGREEMENT DATED JANUARY 1, 2006
BETWEEN TERAX OIL AND GAS OF TEXAS, INC.
AND LOUIS DREYFUS GAS DEVELOPMENT L.P.

DESCRIPTION OF TERAX LEASES

154.38 acres of land, more or less, out of the F. Hunt Survey, A-340, in Erath County, Texas and being described as two tracts:

Tract One: Containing 77.50 acres, more or less, in the southerly half of said 155 acres of land, out of the F. Hunt Survey, A-340, in Erath County, Texas conveyed to Don Mitchell, et ux, in a deed recorded Volume 851, Page 49.

Tract Two: Containing 76.88 acres, more or less, in the northerly half of said 155 acres of land, out of the F. Hunt Survey, A-340, in Erath County, Texas conveyed to Don Mitchell, et ux, in a deed recorded Volume 534, Page 366.

97.33 acres, more or less, out of the F. Hunt Survey, A-340, in Erath County, Texas and being described as “Parcel B – Tract 2” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 274, of the Deed of Records of Erath County, Texas.

371.84 acres, more or less, out of Blocks 1, 2 and 3, of the Wade Cowan Subdivision of the F. Hunt Survey, Erath County, Texas conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 298, of the Deed of Records of Erath County, Texas.

439.5 acres of land, more or less, out of the F. Hunt Survey, A-340, in Erath County, Texas and being described as “Parcel A – Tract 4” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 298, of the Deed of Records of Erath County, Texas.

450.24 acres of land, more or less, out of the F. Hunt Survey, A-340, in Erath County, Texas and being described as “Parcel B – Tracts 1, 2, 3” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 274, of the Deed of Records of Erath County, Texas.

190 acres of land, more or less, out of the J. W. McDade Survey, A-531, in Erath County, Texas and being described as “Parcel A – Tract 2” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 298, of the Deed of Records of Erath County, Texas.

280 acres of land, more or less, out of the F. Hunt Survey, A-340, in Erath County, Texas and being described as “Parcel A – Tract 7” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 274, of the Deed of Records of Erath County, Texas.

500 acres of land, more or less, out of the R. Mckinney Survey, A-542, in Erath County, Texas and being described as “Parcel A – Blocks 1, 2, 3 and 4” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 274, of the Deed of Records of Erath County, Texas.

131 acres of land, more or less, out of the WM. Lawrence Survey, A-494, in Erath County, Texas and being described as “Parcel A – 8-1” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 274, of the Deed of Records of Erath County, Texas.

209 acres of land, more or less, out of the F. Hunt Survey, A-340, in Erath County, Texas and being described as “Parcel A – Tract 3” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, Page 274, of the Deed of Records of Erath County, Texas.

192.36 acres of land, more or less, out of the R. Mckinney Survey, A-542, in Erath County, Texas and being described as “Parcel A – Tract 6” conveyed to Don Mitchell, et ux, in a deed recorded Volume 839, page 274, of the Deed of Records of Erath County, Texas.

EXHIBIT B
TO GAS PURCHASE AGREEMENT DATED JANUARY 1, 2006
BETWEEN TERAX ENERGY, INC.
AND LOUIS DREYFUS GAS DEVELOPMENT L.P.

ACKNOWLEDGED AND AGREED:

LOUIS DREYFUS GAS DEVELOPMENT L.P.	TERAX ENERGY, INC.
By: LOUIS DREYFUS RESOURCES LLC,
Its General Partner

By:______________________________________	By:______________________________________
Title: ____________________________________	Title: ____________________________________
Date:____________________________________	Date:____________________________________